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                                                                Exhibit 23.3




INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-28749 of Acceptance Insurance Companies Inc. on Form S-3 of our reports dated March 12, 1997 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities"), appearing in and incorporated by reference in the Annual Report on Form 10-K of Acceptance Insurance Companies Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche L.L.P.

DELOITTE & TOUCHE L.L.P.

Omaha, Nebraska
July 29,1997